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                                                Filed Pursuant to Rule 424(b)(3)
                                                 Registration File No. 333-94221

Pricing Supplement No. 6 dated April 24, 2000
(To Prospectus Supplement dated January 27, 2000
and Prospectus dated January 24, 2000)

                               CENTEX CORPORATION

                       Senior Medium-Term Notes, Series C
                               Floating Rate Notes

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
Principal Amount:                                                                      $55,000,000

CUSIP No.:                                                                             15231E AS 7

Type:                                                                        Regular Floating Rate

Interest Rate Basis:                                                                 3 month LIBOR

Designated LIBOR Page:                                                               Telerate 3750

Initial Interest Rate:                                                                    6.88375%

Original Issue Date:                                                                April 27, 2000

Stated Maturity:                                                                  October 29, 2001

Price to Public (Issue Price per
$1,000 Principal Amount):                                                                  100.00%

Agent's Discount or Commission:                                                           $110,000

Net Proceeds to Centex:                                                                $54,890,000

Spread:                                                                           +55 Basis Points

Interest Rate Reset Period:                                                              Quarterly

Interest Determination Dates:                                       Two London Business Days prior
                                                                       to each Interest Reset Date

Interest Payment and Reset Dates:                                             July 29, October 29,
                                                                              January 29, April 29
                                                                        (commencing July 29, 2000)
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         This Pricing Supplement relates to the original issuance and sale by
Centex Corporation of the $55,000,000 Senior Medium-Term Notes, Series C (the
"Notes"), described herein through Warburg Dillon Read LLC, as agent. It is expected that delivery of the Notes will be made against payment therefor on or about April 27, 2000 (the "Delivery Date").

         We may issue Senior Medium-Term Notes, Series C, and Subordinated Medium-Term Notes, Series C, under Registration Statement No. 333-94221 in a principal amount of up to $400,000,000 in gross proceeds and, to date, including this offering, an aggregate of $145,000,000 has been issued.